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                                                                     Exhibit 8.2
                                    [Skadden Letterhead]




                                                 September 29, 2000


Nogatech, Inc.
5201 Great America Parkway
Santa Clara, California 95054

Ladies and Gentlemen:

          This opinion is being delivered to you in accordance with the require-ments of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended, in connection with the filing of a registration statement on Form S-4 of a Proxy Statement/Prospectus (the "REGISTRATION STATEMENT") pursuant to the Agreement and Plan of Merger dated as of August 23, 2000 (the "Merger Agreement") by and among Zoran Corporation, a Delaware corporation ("Parent"), Zoom Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Zoran ("SUB") and Nogatech, Inc., a Delaware corporation ("Company"). Pursuant to the Merger Agreement, Sub will merge with and into Company (the "MERGER").

          Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "CODE").

          We have acted as counsel to Nogatech, Inc., a Delaware corporation ("Nogatech"), in connection with (i) the Merger, as defined and described in the Merger Agreement, among Company, Zoran Corporation, a Delaware corporation ("Parent") and a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

          In connection with this opinion, we have examined the Merger

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Nogatech, Inc.
October 2, 2000
Page 2

Agreement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) that any representations qualified with respect to someone's knowledge are true, and (iii) that the Merger will be consummated in the manner described in the Merger Agreement.

          Subject to the assumptions set forth above, and the representations and covenants made by Company, Parent and Sub in their respective letters dated the date hereof, in our opinion, the discussion in the Proxy Statement/Prospectus, which forms part of the Registration Statement, under the caption "Certain United States Federal Income Tax Considerations," to the extent it constitutes descriptions of legal matters or legal conclusions regarding the federal income tax laws of the United States, is accurate in all material respects.

          This opinion addresses only the matters described above. No opinion is expressed as to any other tax consequences of the Merger or any other transaction (including any transaction undertaken in connection with the Merger) under any federal tax law. Our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

          In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

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Nogatech, Inc.
October 2, 2000
Page 3

          This letter is furnished to you only for the purpose stated. This letter is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

                                                     Very truly yours,

                                                     SKADDEN, ARPS, SLATE,
                                                     MEAGHER & FLOM LLP